Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2025 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting of Main Street Capital Corporation for the year ended December 31, 2024 which are contained or incorporated by reference in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Financial Highlights,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”
/s/ GRANT THORNTON LLP
Houston, Texas
February 28, 2025